Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-231372) pertaining to the 2013 Equity Incentive Plan (Prior Plan), 2019 Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of Turning Point Therapeutics, Inc. of our report dated March 17, 2020, with respect to the financial statements of Turning Point Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Diego, California
March 17, 2020